PROSPECTUS	Pricing Supplement Number 4354
March 29, 2006	Dated May 4, 2006
PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
March 29, 2006	Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	May 4, 2006
Settlement Date (Original Issue Date):	May 12, 2006
Maturity Date:	May 12, 2018
Principal Amount:	US$100,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.45%
All-in Price:	99.55%
Treasury Benchmark:	4.50% Notes Due February 15, 2016
Treasury Yield:	5.16%
Spread to Treasury Benchmark:	Plus 119 basis points
Re-Offer Yield:	6.35%
Net Proceeds to Issuer:	US$99,550,000
Interest Rate Per Annum:	6.35%
Interest Payment Dates:	Semi-annually on May 12th and November 12th of each year, commencing on November 12, 2006 and ending on the Maturity Date.

Pricing Supplement Number 4354
Page 2
Dated May 4, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Initial Redemption Date:	May 12, 2009 (See "Additional Terms-Optional Redemption" below)
Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates:	May 12, 2009 and each Interest Payment Date thereafter, with not more than 60 nor less than 30 calendar days notice. See "Optional Redemption" below
Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
CUSIP:	36962GW91

Additional Terms:

Interest:

Interest on the Notes will accrue from and including May 12, 2006 and will be payable in U.S. Dollars semi-annually on each May 12 and November 12, commencing on November 12, 2006 and ending on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Thereafter, interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date, date of earlier redemption or the Maturity Date falls on a day other than a Business Day, principal and/or interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date, date of earlier redemption or Maturity Date to such next succeeding Business Day.

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole on May 12, 2009 and each Interest Payment Date thereafter (the "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption. In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 calendar days prior to the Optional Redemption Date.

Pricing Supplement Number 4354
Page 3
Dated May 4, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by Citigroup Global Markets, Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Re-offer Yield referenced above.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Pricing Supplement Number 4354
Page 4
Dated May 4, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT